EXHIBIT 99

[ThermoGeneis Corp.
Logo Omitted]

                Asahi Kasei Medical Files PMA for ThermoGenesis'
                   CryoSeal(R) Fibrin Sealant System in Japan

Asahi Kasei Medical and ThermoGenesis also expand distribution agreement to include the Thrombin Processing Device (TPD)

RANCHO CORDOVA, Calif., March 28, 2005 -- THERMOGENESIS CORP. (Nasdaq: KOOL) announced today that Asahi Kasei Medical Co., Ltd. (Asahi), a premier supplier of medical products and disposables and the exclusive licensed distributor of the CryoSeal System in Japan, has completed their Pre-Market Approval (PMA) submission to the Ministry of Health, Labor and Welfare (MHLW) following completion of their clinical trial on cardiovascular, orthopedic, neurosurgery and esophageal surgery patients. The clinical trial was designed to study efficacy, safety and usefulness of the "All-Autologous" CryoSeal Fibrin Sealant System. The fibrin sealant market in Japan is currently about $130 million/year.

Kevin Simpson, President and COO of ThermoGenesis commented, "This is a key milestone in the development of the CryoSeal System as a new safe alternative source of surgical sealant for Japan, the world's largest market for conventional fibrin sealants. Conventional fibrin sealants are prepared from 'pools' of thousands of units of purchased plasma and bovine lung tissue. The recent reports in Japanese medical journals have identified these 'pooled' products as a source of parvovirus B19 when transmitted to patients and is a cause of hemolytic anemia."

Thrombin Processing Device (TPD)

ThermoGenesis and Asahi also reached agreement for Asahi to distribute the TPD, a small hand-held disposable that produces 8 cc of activated thrombin from 10 cc of patient blood plasma in about 30 minutes. Thrombin is a blood clotting enzyme which surgeons use for topical hemostasis, the treatment of pseudoaneurysms and to form "platelet gels" for the treatment of damaged tissue.

Philip Coelho, Chairman & CEO of ThermoGenesis noted that this novel disposable device allows surgeons to treat patients with thrombin manufactured from their own blood, instead of bovine thrombin that has been reported in 28 peer reviewed journal articles to cause the immune reactions and severe bleeding episodes. Although these health risks and additional concerns about "mad cow disease" have nearly ended the clinical use of bovine thrombin in Europe and Japan, the United States and the rest of the world utilize more than $180 million annually.

Regulatory Status

The CryoSeal FS System has received CE Mark approval from ThermoGenesis' European Notified Body. In Japan Asahi Kasei Medical who is the Japanese distributor has completed their PMA submission to the MHLW. The CryoSeal FS System is not available for sale in the United States and is currently being tested to control bleeding in a Phase III liver resection trial at eight (8) clinical sites.

The TPD is not available for sale, but ThermoGenesis expects to soon file and receive CE Mark approval from its European Notified Body. In the United States, a PMA is being prepared to gain clearance for the TPD as a stand-alone product for topical hemostasis.

About Asahi Kasei Medical Co., Ltd.

Asahi Kasei Medical Co., Ltd. is a world leader in research, development, production and sales of devices and systems for blood treatment and purification based on advanced membrane separation and adsorption technologies. It serves the global market with dialysis products, plasma therapy products, and blood transfusion products for medical therapy all over the world.

About ThermoGenesis Corp.

After extensive research, ThermoGenesis Corp.'s newly introduced technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive(R) System as a critical enabling technology for cryogenic archiving of stem cells for transplant, while its CryoSeal FS System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. ThermoGenesis Corp. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: Kevin Simpson of ThermoGenesis Corp., +1-916-858-5100/ /Web site:http://www.thermogenesis.com /